EXHIBIT 10(ddd)

MEMORANDUM OF EMPLOYMENT

Effective: June 30, 2004

NAME:	Mr. Neal E. Murphy

ADDRESS:	1004 Rock Creek Road West Chester, PA 19380

The parties to this Memorandum of Employment (“Agreement”) are NEAL MURPHY and Quaker Chemical Corporation, a Pennsylvania corporation (“Quaker”).

WHEREAS, Quaker desires to employ you and you desire to be employed by Quaker;

WHEREAS, both parties wish to define and clarify all terms and conditions of the employment relationship; and

WHEREAS, both parties want to avoid any disputes over any terms and conditions of the employment relationship;

NOW THEREFORE, intending to be legally bound, and in consideration of the mutual covenants contained herein, the parties agree as follows:

1. Duties.

It is understood that you will devote your entire working time and attention to Quaker’s business affairs, perform your duties to the reasonable satisfaction of your immediate supervisor or manager, and use your best efforts on Quaker’s behalf. In addition, you agree not to engage in any other commercial activity that is actually or potentially in competition with Quaker, unless Quaker consents in writing to such activity.

2. Compensation

Quaker agrees to pay you a base salary, which shall be payable either semimonthly or hourly, commencing on your date of hire. Your initial rate of base salary is set forth in an addendum, which is attached hereto and made a part hereof. In addition, you will be entitled to participate, to the extent eligible, in any retirement and stock purchase plans and shall be entitled to vacations, paid holidays, and medical, dental, and other benefits as are made generally available by Quaker to its full-time employees. Your salary and/or any benefits being made available to you may be changed at any time at Quaker’s sole option, and any such change shall not affect any provision of this Agreement. Any changes to your salary shall be set forth in a revised addendum, a copy of which will be sent to you.

3. Term of Employment.

Your employment with Quaker may be terminated on thirty (30) days’ written notice by either party, with or without cause or reason whatsoever. Within thirty (30) days after termination of your employment, you will be given an accounting of all monies due you.

4. Covenant Not to Disclose.

You acknowledge that the identity of Quaker’s (and any of Quaker’s affiliates’) customers, the requirements of such customers, pricing and payment terms quoted and charged to such customers, the identity of Quaker’s suppliers and terms of supply (and the suppliers and related terms of supply of any of Quaker’s customers for which management services are being provided), information concerning the method and conduct of Quaker’s (and any affiliate’s) business such as formulae, formulation information, application technology, manufacturing information, marketing information, strategic and marketing plans, financial information, financial statements (audited and unaudited), budgets, corporate practices and procedures, research and development efforts, and laboratory test methods and all of Quaker’s (and its affiliates’) manuals, documents, notes, letters, records, and computer programs are Quaker’s trade secrets (“Trade Secrets”) and are Quaker’s (and/or any of its affiliates’, as the case may be) sole and exclusive property. You agree that at no time during or following your employment with Quaker will you appropriate for your own use, divulge or pass on, directly or through any other individual or entity or to any third party, any Quaker Trade Secrets. Upon termination of your employment with Quaker and prior to final payment of all monies due to you under Paragraph 2 or at any other time upon Quaker’s request, you agree to surrender immediately to Quaker any and all materials in your possession or control which include or contain any Quaker Trade Secrets.

5. Covenant Not to Compete.

In consideration of your employment with Quaker and the training you are to receive from Quaker, you agree that during your employment with Quaker and for a period of one (1) year thereafter, regardless of the reason for your termination, you will not:

a. directly or indirectly, together or separately or with any third party, whether as an employee, individual proprietor, partner, stockholder, officer, director, or investor, or in a joint venture or any other capacity whatsoever, actively engage in business or assist anyone or any firm in business as a manufacturer, seller, or distributor of chemical specialty products which are the same, like, similar to, or which compete with Quaker (or any of its affiliates’) products or services; and

b. at the Chemical Management Services sites to which you are, have, or will specifically ever be assigned in the future, directly or indirectly, together or separately or with any third party, whether as an employee, individual proprietor, partner, stockholder, officer, director, or investor, or in a joint venture or any other capacity whatsoever, actively engage in business or assist anyone or any firm in business as a provider of chemical management services which are the same, like, similar to, or which compete with Quaker (or any of its affiliates’) services; and

c. recruit or solicit any Quaker employee or otherwise induce such employee to leave Quaker’s employ, or to become an employee or otherwise be associated with you or any firm, corporation, business, or other entity with which you are or may become associated; and

d. solicit or induce any of Quaker’s suppliers of products and/or services (or a supplier of products and/or services of a customer who is being provided or solicited for the provision of chemical management services by Quaker) to terminate or alter its contractual relationship with Quaker (and/or any such customer).

The parties consider these restrictions reasonable, including the period of time during which the restrictions are effective. However, if any restriction or the period of time specified should be found to be unreasonable in any court proceeding, then such restriction shall be modified or the period of time shall be shortened as is found to be reasonable so that the foregoing covenant not to compete may be enforced. You agree that in the event of a breach or threatened breach by you of the provisions of the restrictive covenants contained in Paragraph 4 or in this Paragraph 5, Quaker will suffer irreparable harm, and monetary damages may not be an adequate remedy. Therefore, if any breach occurs, or is threatened, in addition to all other remedies available to Quaker, at law or in equity, Quaker shall be entitled as a matter of right to specific performance of the covenants contained herein by way of temporary or permanent injunctive relief. In the event of any breach of the restrictive covenant contained in this Paragraph 5, the term of the restrictive covenant shall be extended by a period of time equal to that period beginning on the date such violation commenced and ending when the activities constituting such violation cease.

6. Contractual Restrictions.

You represent and warrant to Quaker that: (a) there are no restrictions, agreements, or understandings to which you are a party that would prevent or make unlawful your employment with Quaker and (b) your employment by Quaker shall not constitute a breach of any contract, agreement, or understanding, oral or written, to which you are a party or by which you are bound.

7. Inventions

All improvements, modifications, formulations, processes, discoveries or inventions (“Inventions”), whether or not patentable, which were originated, conceived or developed by you solely or jointly with others (a) during your working hours or at Quaker’s expense or at Quaker’s premises or at a customer’s premises or (b) during your employment with Quaker and additionally, for a period of one year thereafter, and which relate to (i) Quaker’s business or (ii) any research, products, processes, devices, or machines under actual or anticipated development or investigation by Quaker at the earlier of (i) that time or (ii) as the date of termination of employment, shall be Quaker’s sole property. You shall promptly disclose to Quaker all Inventions that you conceive or become aware of at any time during your employment with Quaker and shall keep complete, accurate, and authentic notes, data and records of all Inventions and of all work done by you solely or jointly with others, in the manner directed by Quaker. You hereby transfer and assign to Quaker all of your right, title, and interest in and to any and all Inventions which may be conceived or developed by you solely or jointly with others during your employment with Quaker. You shall assist Quaker in applying, obtaining, and enforcing any United States Letters Patent and Foreign Letters Patent on any such Inventions and to take such other actions as may be necessary or desirable to protect Quaker’s interests therein. Upon request, you shall execute any and all applications, assignments, or other documents that Quaker deems necessary and desirable for such purposes. You have attached hereto a list of unpatented inventions that you have made or conceived prior to your employment with Quaker, and it is agreed that those inventions shall be excluded from the terms of this Agreement.

8. Miscellaneous

This Agreement constitutes the entire integrated agreement concerning the subjects covered herein. In case any provision of this Agreement shall be invalid, illegal, or otherwise unenforceable, the validity, legality, and enforceability of the remaining provisions shall not thereby be affected or impaired. You may not assign any of your rights or obligations under this Agreement without Quaker’s prior written consent. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania without regard to any conflict of laws. This Agreement shall be binding upon you, your heirs, executors, and administrators and shall inure to the benefit of Quaker as well as its successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

ATTEST:	QUAKER CHEMICAL CORPORATION

/s/ W. Timothy Haines	By:	/s/ Ronald J. Naples
(Quaker Representative)		(Quaker Representative)

WITNESS:

/s/ Neal E. Murphy
(Person who witnesses your signature)		Neal Murphy

ADDENDUM

May 28, 2004

Mr. Neal E. Murphy

1004 Rock Creek Road

West Chester, PA 19380

Dear Neal:

I am pleased to offer you the position of Vice President, Chief Financial Officer, reporting to me.

If the terms and conditions of this offer are satisfactory, please sign and return one copy of this letter to my attention no later than June 30, 2004. The details of this offer are as follows:

Start Date:	We anticipate that you will be able to begin your new position as soon as possible after we agree on your employment.

Base Salary:	Your salary will be payable on a semi-monthly basis at the rate of $10,950.00, which is annualized at $262,800.00. You will be eligible for your next salary increase in March of 2005.

Annual Bonus:

For your position, you are eligible to participate in the Global Annual Incentive Plan (GAIP). Your annual cash bonus is up to a maximum of 50% of your base salary with a mid/target of 28%.

For 2004, as an exception to the GAIP, your earned bonus will not be prorated based on your hire date. In addition, you will receive a guaranteed minimum GAIP payment of $75,000.00, to be paid in March 2005.

Long Term Bonus:

You are eligible to participate in the Long Term Incentive Plan (LTIP).

For the 2004-2006 LTIP cycle, you will be granted 8,525 options, a target award of 1,615 shares of Quaker common stock, and a target cash award of $36,900.00. The shares and cash target award may range up to 200% of target based on plan performance. Awards paid in March 2007 will not be prorated. Vesting for the stock options will be 50% at the end of the first year, and 25% at the end of the second and third years.

Ongoing, a three year LTIP plan is set each year. Your target award will be equal to 50% of base salary, to be divided among options, stock, and cash (under current plan) at the discretion of the Compensation/Management Development Committee of the Board of Directors.

Transition Payments:

You will receive one time special payments of $50,000.00 within approximately seven (7) days of joining Quaker, $50,000.00 at the completion of your first year anniversary, and $50,000.00 at the completion of your second year anniversary. These payments are subject to all withholdings.

In addition, you will receive 10,000 options within approximately seven (7) days of joining Quaker, of which 3,500 options will vest after two years, 3,500 options will vest after three years, and 3,000 options will vest after four years.

Other Items:	You will be eligible to participate in Quaker’s SERP. Currently, plan entry begins at 55 years of age, however, we are in the process of rethinking eligibility and benefits of that plan. You will be allowed 12 months notice/severance if you are asked to leave Quaker for other than cause. You will be recommended to the Compensation/Management Development Committee of the Board of Directors for a change-of-control agreement.

Benefits:

Quaker offers a Flexible Benefits Program. This gives you the opportunity to choose from a variety of options creating a customized benefits package. Eligibility begins on the first of the month following your date of hire. The following benefits are part of the program. In each of these areas, you are offered a range of options so you may choose the ones that make the most sense for your personal situation.

•      Medical (comparison enclosed)

•      Dental (summary enclosed)

•      Life & AD&D Insurance

•      Long-term Disability

•      Health Care and Dependent Care Flexible Spending Accounts (FSAs)

In addition to these flexible benefits, Quaker also offers the following benefit plans:

•      The Retirement Account

•      Retirement Savings Plan (401K)

Enrollment for Quaker benefits is done online on a web-based system hosted by Marsh@Work. Enclosed are step-by-step enrollment instructions for accessing the site. You should be able to access the site within a day of your actual start date. You have 30 days from your actual start date to make your elections and fully confirm them online. If this is not done prior to 30 days from your actual start date, you can not enroll again until the next scheduled open enrollment period for the full calendar year.

Vacation / Holidays:	For 2004, you will be eligible for two weeks of vacation. You will be eligible for four weeks of vacation annually beginning in 2005. The company currently has 11 1/2 paid holidays.

Business Casual:	Please note that Quaker has a Business Casual Dress policy.

Drug Screening / Pre-employment Physical:	This offer is contingent upon satisfactory results of a pre-employment physical and drug screening. Please call the Clinic Network at Health Resources at 1-800-756-0245 to make your appointment. You will have 72 hours from the time you receive this letter to obtain your pre- employment physical and drug screening. Failure to do so will result in rescinding of this offer.

Non-Smoking Clause:	Please note that Quaker is a non-smoking company that does not allow associates to smoke in any of its facilities.

Exclusivity:	You hereby undertake to work exclusively for Quaker Chemical, and its subsidiaries. Furthermore, as a condition of employment, we expect you to sign the attached Memorandum of Employment. It contains restrictive covenants, some of which may continue after employment with Quaker. Accordingly, you should carefully review the agreement and, if you desire, consult with an attorney. Please sign the Memorandum of Employment and return it to me.

This offer of employment is extended through June 30, 2004. The offer is contingent upon your producing documents for the company’s inspection that are sufficient to establish your employment eligibility in the United States prior to the commencement of your employment as required by law.

Neal, this is an exciting time in the life of Quaker Chemical Corporation, and we are confident that you will contribute to our future growth and success. If you have any questions regarding this offer, please feel free to contact me at (800) 523-7010, ext. 4107.

Again, please acknowledge formal acceptance of this offer by signing in the space provided and returning a copy of this letter to my personal attention.

Sincerely,

/s/ Ronald J. Naples

Ronald J. Naples

Chairman and CEO

I hereby accept the offer as given above and will commence my employment on July 26, 2004. I understand and acknowledge that this offer does not create an employment contract between the company and me; nor does it guarantee employment for any period of time; nor does it guarantee any particular terms and/or conditions of employment other than those specified above. I further understand and acknowledge that my employment relationship between the company and me will be “at will” and completely voluntary with both parties.

/s/ Neal E. Murphy	June 23, 2004
Neal E. Murphy	Date